Exhibit 99.1

News Release

HSBC FINANCE ANNOUNCES EXCHANGE OFFER
FOR SENIOR SUBORDINATED NOTES

Mettawa, IL, September 16, 2011 — HSBC Finance Corporation (“HSBC Finance” or the “Company”) announced today that it has commenced an offer to exchange $2,938,669,000 principal amount of 6.676% Senior Subordinated Notes due 2021, which are registered under the Securities Act of 1933 (the “New Notes”), for $2,938,669,000 principal amount of outstanding 6.676% Senior Subordinated Notes due 2021, which have not been registered under the Securities Act of 1933 (the “Old Notes”).  The terms of the New Notes to be issued are identical in all material respects to the Old Notes, except that the New Notes will have been registered under the Securities Act of 1933, will not have any of the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes and will bear a different CUSIP number from the Old Notes.  The Company will not receive any proceeds from the exchange offer.

The exchange offer is being conducted upon the terms and subject to the conditions set forth in the prospectus dated September 16, 2011, and the related letter of transmittal.  The exchange offer will be open for acceptance until 11:59 PM, New York City time, on Friday, October 14, 2011, unless extended.  Persons with questions regarding the exchange offer should contact the exchange agent, Global Bondholder Services Corporation, toll-free at (866) 612-1500.  Banks and brokers should contact the exchange agent at (212) 430-3774.

This press release shall not constitute an offer to exchange, nor a solicitation of an offer to exchange, the Old Notes.  A copy of the prospectus for the exchange offer and related letter of transmittal may be obtained by contacting the exchange agent at the telephone numbers listed above or by writing to Global Bondholder Services Corporation, 65 Broadway, Suite 404, New York, New York 10006, Attn: Corporate Actions.

Certain matters discussed in this press release may constitute forward-looking statements. In addition, HSBC Finance may make or approve certain statements in future filings with the Securities and Exchange Commission, in press releases, or oral or written presentations by representatives of HSBC Finance that are not statements of historical fact and may also constitute forward-looking statements. Words such as “may”, “will”, “should”, “would”, “could”, “appears”, “believe”, “intends”, more

This news release is issued by

HSBC North America

“expects”, “estimates”, “targeted”, “plans”, “anticipates”, “goal” and similar expressions are intended to identify forward-looking statements but should not be considered as the only means through which these statements may be made. These matters or statements will relate to HSBC Finance’s future financial condition, economic forecast, results of operations, plans, objectives, performance or business developments and will involve known and unknown risks, uncertainties and other factors that may cause HSBC Finance’s actual results, performance or achievements to be materially different from that which was expressed or implied by such forward-looking statements. Forward-looking statements are based on HSBC Finance’s current views and assumptions and speak only as of the date they are made. HSBC Finance undertakes no obligation to update any forward-looking statement to reflect subsequent circumstances or events.

Notes to editors:

HSBC Finance Corporation, through its subsidiaries, provides credit cards and private label credit cards and specialty insurance products, and also services a liquidating portfolio of residential real estate loans and unsecured loans. HSBC Finance is a subsidiary of HSBC North America Holdings Inc., one of the nation’s largest bank holding companies by assets.

Media inquiries to Neal McGarity on 212-525-3422 or at neal.e.mcgarity@us.hsbc.com

Ends/all

This news release is issued by

HSBC North America